Exhibit 10.21

DIRECTOR AGREEMENT

THIS AGREEMENT made as of January 1, 2016, by and between Moxian, Inc., located at 228 Park Ave South, #82217 New York, NY 10003 (the “Company”); and Hao Qing Hu (“Director”).

WHEREAS, the Company and the Director desire to enter into an agreement which will set forth the terms and conditions upon which the Director shall serve as a director on the Company’s Board of Directors.

NOW, THEREFORE, in consideration of the mutual covenants hereinafter set forth, the parties have agreed, and do hereby agree, as follows:

Section 1: Appointment.

The Company’s Board of Directors appoints the Director as a member of the Company’s Board of Directors and the Director accepts such appointment upon the terms and conditions set forth. The Director shall serve as a member of the Company’s Board of Directors until his successor is appointed or elected and shall qualify. However, neither the Company, nor any other person, shall be required to cause the continuation, election, or re-appointment of the Director as a member of the Company’s Board of Directors.

Section 2: Indemnification

The Director shall receive the full benefits, protection, and rights of full and complete indemnification from the Company in connection with his position with the Company as a member of the Company’s Board of Directors to the fullest extent permitted by law.

Section 3: Compensation.

The Director shall be paid a monthly salary of US$5,000 per month.

Section 4: Duties/ Extent of Services.

The Director shall serve as a member of the Board of Directors of the Company, and shall assume the duties that the Chairman of the Board may assign.  Subject to Section 6 contained herein, nothing in this Agreement shall be construed to limit the Director's freedom to engage in other businesses.  It is agreed, however, that the Director will devote his best efforts to the needs of the Company, and shall not allow his other business activities to materially interfere with his duties to the Company.

Section 5: Expenses.

Subject to prior approval of the Chairman of the Board of Directors, the Director is authorized to incur reasonable expenses on behalf of the Company in performing his duties, including expenses for travel, transportation, entertainment, and similar items, which expenses shall be paid by the Company.

Section 6: Waiver of Breach.

The waiver by either party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

Section 7: Entire Agreement

This Agreement contains the entire agreement of the parties pertaining to the appointment of the Director to the Company’s Board of Directors.

Section 8: Amendment of Agreement

No change or modification of this Agreement shall be valid unless it is in writing and signed by the party against whom the change or modification is sought to be enforced. No change or modification by the Company shall be effective unless it is approved by the Company’s Board of Directors and signed by an officer specifically authorized to sign such documents.

Section 9: Governing Law and Venue

All questions regarding the validity and interpretation of this Agreement shall be governed by and construed and enforced in all respects in accordance with the laws of the State of Nevada.

Section 10: Arbitration of Disputes

If a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties agree first to try in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration, litigation or some other dispute resolution procedure.

IN WITNESS, the parties have executed this Agreement in duplicate on the date and year first above written.

Moxian, Inc.	Director

/s/ Tan Meng Dong James	/s/ Hao Qing Hu
Name: Tan Meng Dong James	Hao Qing Hu